UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 17, 2014 (January 13, 2014)

Education Realty Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32417	20-1352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

999 South Shady Grove Road, Suite 600 Memphis, Tennessee	38120
(Address of Principal Executive Offices)	(Zip Code)

901-259-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On January 13, 2014, Education Realty Operating Partnership, LP (the “Operating Partnership”) and certain of its subsidiaries (together with the Operating Partnership, the “Borrowers”), each of which is an indirectly owned subsidiary of Education Realty Trust, Inc. (the “Company”), entered into the Credit Agreement (the “Credit Agreement”) with PNC Bank National Association, Regions Bank, KeyBank National Association, U.S. Bank National Association and Fifth Third Bank (collectively, the “Lenders”), with PNC Bank National Association serving as administrative agent on behalf of itself and the Lenders.

The Credit Agreement provides for unsecured term loans in the initial aggregate principal amount of $187.5 million, consisting of a $122.5 million Tranche A term loan with a seven-year maturity (the “Tranche A Term Loan”) and a $65.0 million Tranche B term loan with a five-year maturity (the “Tranche B Term Loan” and, together with the Tranche A Term Loan, the “Term Loans”). The Credit Agreement contains an accordion feature pursuant to which the Borrowers may request that the total aggregate amount of the Term Loan be increased to $250.0 million, which may be allocated to Tranche A or Tranche B, subject to certain conditions, including obtaining commitments from any one or more lenders to provide such additional commitments.

The Company intends to use proceeds from the Term Loan to repay a portion of the outstanding balance under the Company’s Revolving Credit Facility, the impact of which will be to extend the maturities of the Company’s outstanding debt, more effectively stagger the Company’s debt maturities, and along with the interest rate swaps discussed below, reduce the Company’s variable rate debt as a percentage of total indebtedness from approximately 71% to 47%.

The interest rate per annum on the Tranche A Term Loan is, at the Borrowers’ option, equal to a base rate or London Interbank Offered Rate (“LIBOR”) plus an applicable margin ranging from 155 to 225 basis points, depending upon the Company’s leverage. The interest rate per annum on the Tranche B Term Loan is, at the Borrowers’ option, equal to a base rate or LIBOR plus an applicable margin ranging from 120 to 190 basis points, depending upon the Company’s leverage.

In connection with entering into the Credit Agreement, the Company entered into multiple interest rate swaps with notional amounts totaling $187.5 million to hedge the interest payments on the LIBOR-based Term Loans. As of the date of the Credit Agreement, the blended interest rate on the Tranche A Term Loan was 3.95% (weighted average swap rate of 2.30% plus the current margin of 1.65%) and the blended interest rate on the Tranche B Term Loan was 2.96% (weighted average swap rate of 1.66% plus the current margin of 1.30%).

The Credit Agreement allows the Borrowers to prepay the Tranche B Term Loan, in whole or in part, without premium or penalty. The Tranche A Term Loan is subject to prepayment premiums of 3% of the amount prepaid if the prepayment occurs during the first year following the closing date, 2% of the amount prepaid if the prepayment occurs during the second year following the closing date and 1% of the amount prepaid if the prepayment occurs during the third year following the closing date. Thereafter, the Borrowers may prepay the Tranche A Term Loan, in whole or in part, without premium or penalty.

The Credit Agreement contains customary affirmative and restrictive covenants substantially similar to those contained in the Company’s Fourth Amended and Restated Credit Agreement (the “Revolving Credit Facility”), including with respect to liens, indebtedness, investments, distributions, mergers and asset sales. The Credit Agreement also contains financial covenants that, among other things, require the Company and its subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests among other things. These financial covenants are substantially similar to those contained in the Revolving Credit Facility.

The Credit Agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the Lenders to, among other things, declare the principal, accrued interest and other obligations of the Borrowers under the Credit Agreement to be immediately due and payable.

The Company serves as the guarantor for any funds borrowed by the Borrowers under the Credit Agreement.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by the terms of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement dated as of January 13, 2014 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto and PNC Bank, National Association, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: January 17, 2014	By:	/s/ Randall H. Brown
Randall H. Brown Executive Vice President, Chief Financial Officer, Treasurer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
First Amendment to Fourth Amended and Restated Credit Agreement dated as of October 24, 2013 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto and KeyBank, National Association, as Administrative Agent.